SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): April 13, 2015

CAPNIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36593	77-0523891
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

3 Twin Dolphin Drive, Suite 160

Redwood City, CA 94065

(Address of principal executive offices)

(650) 213-8444

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 13, 2015, Capnia, Inc. (the “Company”) announced the appointment of Edward Ebbers as Chief Commercial Officer of the Company. Mr. Ebbers will be responsible for leading Capnia’s commercial organization, including managing the ongoing commercial rollout of the Company’s lead product, CoSense®.

Prior to joining Capnia, Mr. Ebbers served as Vice President, Worldwide Marketing, Ophthalmology Products at Clarity Medical Systems. Prior to this, he served as Chief Commercial Officer and Director of Clinical Research at Serene Medical. Before joining Serene Medical he served as Vice President, Worldwide Marketing and Sales at Zeltiq Aesthetics. Previously, he held the positions of Vice President, Strategic Planning and Business Development and Vice President, Marketing and Sales at Thermage, Inc. Mr. Ebbers has also held various marketing and sales roles of increasing responsibility at Penederm, Inc., Syntex Laboratories, and Riker Laboratories/3M. Mr. Ebbers holds a Bachelor of Business Administration from the University of Wisconsin and a Master of Business Administration from the University of Minnesota.

The Company and Mr. Ebbers entered into an employment agreement (the “Employment Agreement”) dated as of March 30, 2015. The initial term of the Employment Agreement ends on April 12, 2016 unless earlier terminated and will automatically renew for additional one-year terms following the expiration of the initial term unless either party provides written notice of non-renewal no later than thirty (30) days prior to the expiration of the initial term or the commencement of any additional term. Under the terms of the Employment Agreement, Mr. Ebbers will receive an annual base salary of $250,000, subject to review and adjustments based upon the Company’s normal performance review practices.

The Employment Agreement also provides for an annual target bonus in the amount of up to thirty percent (30%) of Mr. Ebbers’s base salary, or $75,000, in 2015 and for each fiscal year. The amount of the actual bonuses will be made by the Company’s board of directors or its compensation committee, in its sole discretion, based upon achievement of performance objectives to be determined by the board of directors in its sole discretion.

Additionally, pursuant to the Employment Agreement, Mr. Ebbers is entitled to certain equity awards, including an option to acquire 75,000 shares of the Company’s common stock, which will vest as to 25% of the shares on the first anniversary of April 13, 2015, and as to 1/48th of the shares monthly thereafter, subject to Mr. Ebbers continuing to provide services to the Company through the relevant vesting dates and also subject to certain accelerated vesting provisions described below.

The Employment Agreement also provides that upon the termination of Mr. Ebbers’s employment by the Company without “Cause” (as defined in the Employment Agreement) or by Mr. Ebbers resignation for “Good Reason” (as defined in the Employment Agreement), and subject to Mr. Ebbers signing and not revoking a separation agreement and release of claims, Mr. Ebbers will be entitled to the following severance payments and benefits:

•	continuing payments of severance pay at a rate equal to Mr. Ebbers’s base salary rate for: (x) six (6) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs prior to three (3) months before a Change in Control (as defined in the Employment Agreement) of the Company, or (y) twelve (12) months from the date of such termination without Cause or resignation for Good Reason, if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company;

•	if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company, then one hundred percent (100%) of any equity awards held by Mr. Ebbers as of the date of such termination without Cause or resignation for Good Reason shall immediately vest and become fully exercisable

•	if such termination or resignation occurs within three (3) months prior to, or six (6) months following, a Change in Control of the Company, then Mr. Ebbers shall receive one hundred percent (100%) of the target bonus for the year in which Mr. Ebbers was terminated without Cause or resigned for Good Reason; and

•	if Mr. Ebbers elects continuation coverage pursuant to the Consolidated Budget Reconciliation Act of 1985 (“COBRA”), then the Company will reimburse Mr. Ebbers on the last day of each month for a period ending three (3) months after his employment termination date for the COBRA premiums paid during such period for such coverage (at the coverage levels in effect immediately prior to his termination).

The Employment Agreement also provides that in the event that the severance benefits provided for in the Employment Agreement or otherwise payable to Mr. Ebbers (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) would be subject to the excise tax imposed by Section 4999 of the Code, then his severance benefits under the Employment Agreement will be either (x) delivered in full, or (y) delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Mr. Ebbers on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

The summary of Mr. Ebbers’s Employment Agreement set forth above is qualified in its entirety by reference to Exhibit 10.1, which is incorporated herein by reference. A copy of the press release of the Company announcing the appointment of Mr. Ebbers is attached hereto as Exhibit 99.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPNIA, INC.
Date: April 14, 2015
By: /s/ David O’Toole
David O’Toole
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement dated March 30, 2015

99.1	Press release issued by Capnia, Inc. dated April 13, 2015